Exhibit 99

March 14, 2006

NEWS RELEASE	FIRST WEST VIRGINIA BANCORP, INC.
1701 WARWOOD AVENUE
WHEELING, WV 26003

RELEASE IMMEDIATELY	For further information
Contact Sylvan J. Dlesk, Interim President & CEO or
Francie P. Reppy, Executive Vice President, CAO & CFO
(304) 242-3770

FIRST WEST VIRGINIA BANCORP, INC. ANNOUNCES YEAR END AND FOURTH QUARTER 2005 EARNINGS

Wheeling, WV, March 14, 2006—Interim President and Chief Executive Officer, Sylvan J. Dlesk announced year end earnings along with fourth quarter earnings for the Wheeling, West Virginia, based holding company. First West Virginia Bancorp, Inc. (AMEX: FWV) is the parent company of Progressive Bank, N. A, Wheeling, West Virginia.

Net income for the year ended December 31, 2005, was $2,262,265 or $1.48 per share as compared to $2,637,325 or $1.73 per share for the year ended December 31, 2004. Mr. Dlesk reported that the decrease in earnings during 2005 over 2004 was primarily attributed to the increase in noninterest expenses combined with the decline in net interest income and were offset in part by the decrease in the provision for loan losses and the increase in noninterest income. Noninterest expenses rose $704,618 or 10.4% in 2005 over 2004 and was primarily due to the increased operating expenses, salary and employee benefit costs and occupancy expenses. Operating expenses increased $417,352 or 19.6% in 2005, and was primarily due to the nonrecurring service expenses and directors fees; compliance with the Sarbanes-Oxley Act Section 404 resulting in increased internal audit fees and legal expenses; a loss on the sale of other real estate owned; increased regulatory assessments; and the outsourcing of an investment securities portfolio advisor. Salary and employee benefits increased $204,835 or 5.8% in 2005 over 2004 and was primarily due to the hiring of additional personnel to enhance lending development and operations, increased employee benefit costs and normal annual merit adjustments. Occupancy expense increased $82,431 or 7.8% in 2005 over 2004 and was primarily due to increased building and maintenance costs and equipment repair and maintenance costs. In 2005, the Company’s subsidiary bank leased office space for its executives, which contributed to the increased building maintenance costs. During 2005 as compared to 2004, net interest income decreased $153,774 or 1.7% and was primarily attributable to the reduction in the interest earned on loans and investment securities, and was offset in part by the decline in the interest paid on the average volume of interest bearing liabilities. The provision for loan losses decreased $120,000 in 2005 over 2004 and was primarily the result of the improvement in the asset quality of the loan portfolio. Noninterest income increased $94,087 or 7.3% and was primarily attributable to the nonrecurring gains on sales of investment securities offset in part by a decline in service charges and other fee income.

The Company ended the year 2005 with total assets of $266,213,400, a decrease of 4.9% as compared to the prior year. Total loans decreased $19,116,779 or 12.4% from $154,331,037 at December 31, 2004 to $135,214,258 at December 31, 2005. Total deposits were $218,817,301 at December 31, 2005 as compared to $236,171,007 at December 31, 2004, a decrease of 7.4%, primarily due to the decrease in savings deposits. Stockholders’ equity increased 4.6% in 2005 entirely from current earnings after quarterly dividends and decreased 4.6% from the effect of the change in the net unrealized losses on securities available for sale.

Net income for the fourth quarter of 2005 was reported at $592,199 or $.39 per share, down 8.2% compared to $645,033 or $.43 per share reported for the same period a year earlier. The decrease in earnings during the fourth quarter of 2005 compared to 2004 was primarily attributed to the decrease in net interest income and noninterest income combined with an increase in operating expenses, offset in part by the decrease in the provision for loan losses. Net interest income decreased $120,706 or 5.1% over the same period in 2004. Noninterest income decreased $30,025 or 8.5% in the fourth quarter of 2005 as compared to 2004, and primarily resulted from the decrease in other operating income offset by an increase in service charges and other fee income. Noninterest expenses increased $52,961 or 3.0% during the fourth quarter of 2005 as compared to 2004. The provision for loan losses decreased $90,000 in the fourth quarter of 2005 as compared to the fourth quarter of 2004.

Financial Highlights for the year-end and fourth quarter of 2005 for the Company are presented below.

FIRST WEST VIRGINIA BANCORP, INC. FINANCIAL HIGHLIGHTS

(Dollars in thousands, except share and per share data)	December 31,
	2005	2004
AT YEAR END
Total Assets	$266,213	$279,802
Total Deposits	218,817	236,171
Total Loans net of unearned income	135,214	154,331
Total Investment Securities	107,998	106,561
Shareholders’ Equity	23,959	23,953
Shareholders’ Equity Per Share of Common Stock	15.68	15.67

FOR THE TWELVE MONTHS ENDED
Net income	2,262	2,637
Provision for Possible Loan Losses	180	300
Earnings Per Share of Common Stock	1.48	1.73
Dividends Per Share of Common Stock	.76	.76
Return on Average Assets	.84%	.93%
Return on Average Equity	9.27%	11.42%

FOR THE THREE MONTHS ENDED
Net income	592	645
Provision for Possible Loan Losses	—	90
Earnings Per Share of Common Stock	.39	.43
Dividends Per Share of Common Stock	.19	.19
Return on Average Assets	.89%	.89%
Return on Average Equity	9.47%	10.82%
Average shares outstanding at December 31,	1,528,443	1,528,443

First West Virginia Bancorp, Inc. stock is traded on the American Stock Exchange under the symbol “FWV.”